Exhibit 8.21

                         INVESTMENT CONSULTANT AGREEMENT


     This agreement is made as of September 1, 1999, between American Fidelity Assurance Company, a corporation organized under the laws of the State of Oklahoma, having its principal place of business at Oklahoma City, Oklahoma, herein referred to as the "Company" and Asset Services Company, L. L. C., a corporation organized under the laws of the State of Oklahoma, having its principal place of business at Oklahoma City, Oklahoma, herein referred to as "Consultant." This agreement relates to American Fidelity Variable Separate Account B, herein referred to as the "Separate Account B", which is sponsored by the Company.

The parties stipulate and recite that:

     The Company is engaged in the financial services and general insurance business. The Company has served as sponsor of Separate Account B, a unit investment trust through which it provides variable annuity contracts. The Company also engages in numerous investment activities in connection with the insurance business and other financial services activities relating to its principal business activities.

     The Consultant is engaged in the business of offering investment advisor and investment consulting services. The Consultant offers research, reporting, and advisory services to various entities relating to investment activities.

     For the reasons recited above, and in consideration of the mutual promises contained herein, the Company and the Consultant agree as follows:


                                   SECTION ONE
           INVESTMENT ADVICE AND OTHER INVESTMENT CONSULTING SERVICES

     1.01 The Consultant shall, to the extent reasonably required in the business of the Company, assist the Company in the selection of investment companies for the funding of the variable annuity contracts offered by Separate Account B. The Consultant shall also, from time to time, furnish to or place at the disposal of the Company such reports and information on the investment results of certain investment companies as may be required or deemed helpful to the Company in judging the effectiveness of such investment companies.

     1.02 The Consultant agrees to use its best efforts in the furnishing of such advice and recommendations and in the preparation of such reports and information, and for this purpose Consultant shall at all times maintain a staff of trained personnel for the performance of its obligations under this agreement. The Consultant may, at its expense, employ other persons to furnish statistical and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as Consultant may desire.

     1.03 The Company will from time to time furnish to the Consultant detailed statements of the investments and resources of the Company and information as to its investment problems, and will make available to Consultant such financial reports, and other information relating to its investments as may be in possession of the Company or available to it.

                                   SECTION TWO
                      COMPENSATION TO INVESTMENT CONSULTANT

     2.01 The Company agrees to pay to the Consultant, and Consultant agrees to accept, as full reimbursement for the following projects:

     a.   Fee of $100 per hour for the services of Dan Junkin.
     b.   Fee of $50 per hour for the services of Andrew Junkin.

     2.02 Additional projects will be evaluated and additional fees will be negotiated and contracted if mutually agreed upon in writing by Company and Consultant.

                                  SECTION THREE
                             ALLOCATION OF EXPENSES

     3.01 The Consultant shall provide at its own expense the required office space, equipment, personnel, and clerical services for the completion of the projects contracted in Section Two above. Out of town travel, long distance calls, long distance conference calls, express mail and other unusual costs will be reimbursed by the Company to the Consultant. It is anticipated that such other unusual costs will not exceed $50.00 per month. The Consultant shall receive prior approval from the Company before incurring costs in excess of that amount. The Consultant is not by way of this contract agreeing to become a record keeper for the Company and shall not bear any expense for the day-to-day accounting record requirements of the Company.

     3.02 The Company will provide at its expense such summaries of investments and financial accounting records as shall be reasonably required by the Consultant to complete the projects described and contracted in Section Two above.

                                  SECTION FOUR
                            DURATION AND TERMINATION

     4.01 The term of this agreement shall begin as of September 1, 1999, and this agreement shall remain in effect for a period of one year from that date, unless sooner terminated as hereinafter provided. The agreement shall be renewable annually by the mutual written consent of the parties and the restatement of projects to be completed by the Consultant and the consideration to be paid by the Company. Such renewal of the agreement may be by written attachment to this agreement or by the execution of a new agreement.

     4.02 This agreement may be terminated by either party on sixty (60) days prior notice in writing to the other party, at the following address for each:

         If to Company:

                  American Fidelity Assurance Company
                  Attention: William M. Cameron, Chairman and CEO 2000 N. Classen Boulevard
                  Oklahoma City, Oklahoma  73106

         If to Company:

                  American Services Company, L.L.C.
                  Attention:  Dan Junkin, President
                  6301 N. Western, Suite 140
                  Oklahoma City, Oklahoma  73118


                                  SECTION FIVE
                              STATUS OF CONSULTANT

     5.01 Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this contract, shall have no authority to act for or represent the Company.

     5.02 The Company recognizes that Consultant now renders and may continue to render investment advice and services to other companies and persons which may or may not have investment policies and investments similar to those of the Company. The Consultant shall be free to continue to render such advice and services without further consent of the Company.

                                   SECTION SIX
                             LIABILITY OF CONSULTANT

     6.01 In furnishing the Company with investment advice and management and other services as herein provided, neither the Consultant, nor any officer, director, or agent thereof shall be held liable to the Company or its creditors or stockholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of it duties, or reckless disregard of its obligations and duties under the terms of this agreement.

     6.02 It is further understood and agreed that the Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as hereinabove provided, the Consultant shall not be accountable for any loss suffered by the Company by the reason of the Company's action or non-action on the basis of any advice, recommendation or approval of the Consultant, its officers, directors or agents.

                                  SECTION SEVEN
                      AMENDMENT OR ASSIGNMENT OF AGREEMENT

     7.01 This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by the Consultant or the Company.

                                  SECTION EIGHT
                                 CONFIDENTIALITY

     8.01 Consultant acknowledges that in the course of performing his duties hereunder, Consultant will receive detailed information regarding the Company's operating policies and procedures and other proprietary information of the Company (hereinafter, "Proprietary Information"). Consultant agrees not to directly or indirectly reveal, report, publish, disclose or transfer any of the Proprietary Information, or utilize any of the Proprietary Information for any purpose except in the course of performing duties for the Company pursuant to this Agreement.

                                  SECTION NINE
                                  MISCELLANEOUS

     9.01 This contract has been executed within, and shall be governed by, the internal laws of the State of Oklahoma. This Agreement represents the entire agreement of the parties with respect to the subject matter contained herein, and may not be modified other than by a written agreement signed by both parties.

     In witness whereof, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized.


                                    AMERICAN FIDELITY ASSURANCE COMPANY

                                    WILLIAM M. CAMERON
                                    William M. Cameron, Chairman and CEO


                                    ASSET SERVICES COMPANY, L. L. C.

                                    DAN JUNKIN
                                    Dan Junkin, President